EXHIBIT 99.1

Integer Holdings Corporation Reports First Quarter 2023 Results

~ Strong start to the year with 1Q23 financial results ~
~ Executing strategy to accelerate growth ~

PLANO, Texas, April 27, 2023 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three months ended March 31, 2023.

First Quarter 2023 Highlights (compared to First Quarter 2022, except as noted)

  Sales increased 22% to $379 million, with organic growth of 21%.
  GAAP net income increased $2 million to $13 million, an increase of 15%. Non-GAAP adjusted net income increased $3 million to $29 million, an increase of 11%.
  GAAP operating income increased $12 million to $34 million, an increase of 52%. Non-GAAP adjusted operating income increased $11 million to $50 million, an increase of 28%.
  GAAP diluted EPS increased $0.05 per share to $0.39 per share. Non-GAAP adjusted EPS increased $0.09 per share to $0.87 per share.
  Adjusted EBITDA increased $12 million to $66 million, an increase of 22%.
  From the end of the fourth quarter 2022, total debt increased $77 million to $1,002 million and net total debt increased $71 million to $978 million, mostly attributable to fees associated with the $500 million convertible notes and the $35 million related capped call, resulting in a leverage ratio of 3.6 times adjusted EBITDA as of March 31, 2023

“Integer started the year strong with first quarter 2023 year-over-year sales growing 22%, indicative of strong demand across all product lines and the recovery of second-half 2022 supplier delays. Integer also delivered 28% year-over-year adjusted operating income growth, which is on pace to deliver our guidance of approximately 70 basis points improvement in adjusted operating income as a percent of sales,” said Joseph Dziedzic, Integer’s president and CEO.

“We continue to expect above-market organic sales growth of 7% to 9% in 2023. We expect 2023 margins to expand throughout the year, driven by continued direct labor stabilization, further reduction in the inefficiencies caused by the challenging supply chain environment and increasing product development sales.”

Discussion of Product Line First Quarter 2023 Sales

  Cardio & Vascular sales increased 20% in the first quarter 2023 compared to the first quarter 2022 driven by strong demand across all markets and key products, such as guidewires, new product ramps in electrophysiology, as well as strong performance from the Oscor and Aran acquisitions.
  Cardiac Rhythm Management & Neuromodulation sales increased 18% in the first quarter 2023 compared to the first quarter 2022, driven by strong demand, including double-digit growth from emerging customers with PMA (premarket approval) products.
  Advanced Surgical, Orthopedics & Portable Medical sales increased 42% in the first quarter 2023 compared to the first quarter 2022, primarily due to increased price and demand as a result of the execution of the multi-year Portable Medical exit announced in 2022, partially offset by a single-digit decline in Advanced Surgical and Orthopedics.
  Electrochem sales increased 63% in the first quarter 2023 compared to the first quarter 2022 from strong demand across all market segments and continued supplier delivery recovery.

2023 Outlook(a)
(dollars in millions, except per share amounts)

	GAAP		Non-GAAP(b)
	As Reported	Change from Prior Year	Adjusted	Change from Prior Year
Sales	$1,470 to $1,500	7% to 9%	N/A	N/A
Operating income	$134 to $145	10% to 19%	$211 to $222	10% to 16%
EBITDA	N/A	N/A	$285 to $296	11% to 16%
Net income	$71 to $81	8% to 24%	$134 to $144	4% to 11%
Diluted earnings per share	$2.11 to $2.41	8% to 23%	$4.00 to $4.30	3% to 11%
Cash flow from operating activities	$180 to $200	55% to 72%	N/A	N/A

(a) Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted operating income, Adjusted EBITDA, Adjusted net income and Adjusted Earnings per Share (“EPS”) included in our “2023 Outlook” above, and Adjusted total interest expense, Adjusted effective tax rate and Leverage ratio in “Supplemental Financial Information” below, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b) Adjusted operating income for 2023 consists of GAAP operating income, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, and acquisition and integration costs, totaling approximately $77 million, pre-tax. Adjusted net income and Adjusted EPS for 2023 consist of GAAP net income and diluted EPS, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, acquisition and integration costs, and gain or loss on equity investments totaling approximately $81 million, pre-tax. The after-tax impact of these items is estimated to be approximately $63 million, or approximately $1.89 per diluted share.

Adjusted EBITDA is expected to consist of Adjusted net income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $151 million to $152 million.

Supplemental Financial Information

(dollars in millions)	2023 Outlook	2022 Actual
Depreciation and amortization	$100 to $110	$92
Adjusted total interest expense(a)	$45 to $50	$39
Stock-based compensation	$22 to $25	$21
Restructuring, acquisition and other charges(b)	$18 to $23	$22
Adjusted effective tax rate(c)	17.0% to 19.0%	16.1%
Leverage ratio(d)	2.5x to 3.5x	3.5x
Capital expenditures(d)	$100 to $120	$74
Cash income tax payments	$27 to $31	$11

(a) Adjusted total interest expense refers to our expected full-year GAAP total interest expense, expected to range from $49 million to $54 million for 2023, adjusted to remove the full-year impact of charges associated with the accelerated write-off of deferred issuance costs and unamortized discounts (loss on extinguishment of debt) included in GAAP total interest expense, if any.

(b) Restructuring, acquisition and other charges consists of restructuring and restructuring-related charges, acquisition and integration costs, other general expenses, and incremental costs of complying with the new European Union medical device regulations.

(c) Adjusted effective tax rate refers to our full-year GAAP effective tax rate, expected to range from 15.0% to 17.0% for 2023, adjusted to reflect the full-year impact of the items that are excluded in providing adjusted net income and certain other identified items.

(d) Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding leverage ratio and capital expenditures.

Summary Financial Results
(dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2023	April 1, 2022	QTD Change
Operating income	$34,166	$22,497	51.9%
Net income	$13,065	$11,367	14.9%
Diluted EPS	$0.39	$0.34	14.7%

EBITDA(a)	$57,377	$42,458	35.1%
Adjusted EBITDA(a)	$66,345	$54,205	22.4%
Adjusted operating income(a)	$49,862	$38,805	28.5%
Adjusted net income(a)	$29,060	$26,079	11.4%
Adjusted EPS(a)	$0.87	$0.78	11.5%

(a) EBITDA, Adjusted EBITDA, Adjusted operating income, Adjusted net income, and Adjusted EPS are non-GAAP financial measures. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures. Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

Summary Product Line Results
(dollars in thousands)

	Three Months Ended
	March 31, 2023	April 1, 2022	QTD Change	Organic Change(a)
Medical Sales
Cardio & Vascular	$191,203	$159,037	20.2%	17.7%
Cardiac Rhythm Management & Neuromodulation	145,139	123,324	17.7%	17.7%
Advanced Surgical, Orthopedics & Portable Medical	27,924	19,666	42.0%	42.0%
Total Medical Sales	364,266	302,027	20.6%	19.3%
Non-Medical Sales	14,519	8,885	63.4%	63.4%
Total Sales	$378,785	$310,912	21.8%	20.5%

(a) Organic sales change is a non-GAAP financial measure. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures and refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information

The Company will host a conference call on Thursday, April 27, 2023, at 8 a.m. CT / 9 a.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (888) 330-3567 (U.S.) or (646) 960-0842 (outside U.S.) and the conference ID is 9252310. The call will be archived on the Company’s website. An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

From time to time, the Company posts information that may be of interest to investors on its website at investor.integer.net. To automatically receive Integer financial news by email, please visit investor.integer.net and subscribe to email alerts.

About Integer®

Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, the Company develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include Greatbatch Medical®, Lake Region Medical® and Electrochem®. Additional information is available at www.integer.net.

Investor Relations:

Andrew Senn
763.951.8312
andrew.senn@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide adjusted net income, adjusted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted operating income, and organic sales change rates.

Adjusted net income and adjusted EPS consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) amortization of intangible assets, (ii) certain legal expenses, (iii) restructuring and restructuring- related charges; (iv) acquisition and integration related costs; (v) other general expenses; (vi) (gain) loss on equity investments; (vii) extinguishment of debt charges; (viii) European Union medical device regulation incremental charges, (ix) inventory step-up amortization; (x) unusual, or infrequently occurring items; (xi) the income tax provision (benefit) related to these adjustments and (xii) certain tax items that are outside the normal tax provision for the period. Adjusted EPS is calculated by dividing adjusted net income by diluted weighted average shares outstanding.

EBITDA is calculated by adding back interest expense, provision (benefit) for income taxes, depreciation expense, and amortization expense from intangible assets and financing leases, to net income, which is the most directly comparable GAAP financial measure. Adjusted EBITDA consists of EBITDA plus adding back stock-based compensation and the same adjustments as listed above except for items (i), (vii), (xi) and (xii). Adjusted operating income consists of operating income adjusted for the same items listed above except for items (vi), (vii), (xi) and (xii).

Organic sales change is reported sales growth adjusted for the impact of foreign currency and the contribution of acquisitions. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue, and exclude the amount of sales acquired or divested during the period from the current/previous period amounts, respectively.

We believe that the presentation of adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted operating income, and organic sales change rates, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations. In addition to the performance measures identified above, we believe that net total debt and leverage ratio provide meaningful measures of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments. Net total debt is calculated as total principal amount of debt outstanding less cash and cash equivalents. We calculate leverage ratio as net total debt divided by adjusted EBITDA for the trailing 4 quarters. Free cash flow is defined as Net cash provided by operating activities (as stated in our Condensed Consolidated Statements of Cash Flows) reduced by capital expenditures (acquisition of property, plant, and equipment (PP&E), net of proceeds from the sale of PP&E).

Forward-Looking Statements

Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including 2023 financial results and guidance; statements relating to recovery from the COVID-19 global pandemic; future sales, expenses, and profitability; customer demand; supplier performance (including delivery delays); costs (including wages, staffing levels and freight); future development and expected growth of our business and industry, including expansion of our manufacturing capacity; our ability to execute our business model and our business strategy, including completion and integration of current or future acquisition targets; having available sufficient cash and borrowing capacity to meet working capital, debt service and capital expenditure requirements for the next twelve months; projected capital spending; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “outlook,” “projected,” “may,” “will,” “should,” “could,” “expect,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “project,” or “continue” or variations or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors and other risks and uncertainties that arise from time to time are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC and include the following:

  operational risks, such as the duration, scope and impact of global supply chain issues, the military conflict between Russia and Ukraine, and the COVID-19 pandemic, including the evolving health, economic, social and governmental environments and the effect of the pandemic on our associates, suppliers and customers as well as the global economy; our dependence upon a limited number of customers; pricing pressures that we face from customers; our reliance on third party suppliers for raw materials, key products and subcomponents; the competitive labor market and our ability to attract, train and retain a sufficient number of qualified associates; the potential for harm to our reputation caused by quality problems related to our products; the dependence of our energy market-related revenues on the conditions in the oil and natural gas industry; interruptions in our manufacturing operations; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; and our dependence upon our senior management team and technical personnel;
  strategic risks, such as the intense competition we face and our ability to successfully market our products; our ability to respond to changes in technology; our ability to develop new products and expand into new geographic and product markets; and our ability to successfully identify, make and integrate acquisitions to expand and develop our business in accordance with expectations;
  financial risks, such as our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under our senior secured credit facilities; economic and credit market uncertainties that could interrupt our access to capital markets, borrowings or financial transactions; financial and market risks related to our international operations and sales; our complex international tax profile; and our ability to realize the full value of our intangible assets; and
  legal and compliance risks, such as regulatory issues resulting from product complaints, recalls or regulatory audits; the potential of becoming subject to product liability or intellectual property claims; our ability to protect our intellectual property and proprietary rights; our ability and the cost to comply with environmental regulations; our ability to comply with customer-driven policies and third party standards or certification requirements; our ability to obtain necessary licenses for new technologies; legal and regulatory risks from our international operations; and the fact that the healthcare industry is highly regulated and subject to various regulatory changes.

Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$40,604	$24,272
Accounts receivable, net	250,513	224,325
Inventories	225,282	208,766
Refundable income taxes	2,056	2,003
Contract assets	80,929	71,927
Prepaid expenses and other current assets	29,605	27,005
Total current assets	628,989	558,298
Property, plant and equipment, net	330,995	317,243
Goodwill	986,906	982,192
Other intangible assets, net	811,460	819,889
Deferred income taxes	6,363	6,247
Operating lease assets	72,532	74,809
Financing lease assets	8,650	8,852
Other long-term assets	27,655	26,856
Total assets	$2,873,550	$2,794,386
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,000	$18,188
Accounts payable	124,280	110,780
Income taxes payable	11,053	10,923
Operating lease liabilities	10,222	10,362
Accrued expenses and other current liabilities	69,920	73,499
Total current liabilities	225,475	223,752
Long-term debt	992,469	907,073
Deferred income taxes	153,028	160,671
Operating lease liabilities	61,975	64,049
Financing lease liabilities	7,809	8,006
Other long-term liabilities	14,858	13,379
Total liabilities	1,455,614	1,376,930
Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	709,171	731,393
Retained earnings	693,766	680,701
Accumulated other comprehensive income	14,966	5,329
Total stockholders’ equity	1,417,936	1,417,456
Total liabilities and stockholders’ equity	$2,873,550	$2,794,386

Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended
	March 31, 2023	April 1, 2022
Sales	$378,785	$310,912
Cost of sales (COS)	282,112	229,437
Gross profit	96,673	81,475
Operating expenses:
Selling, general and administrative (SG&A)	41,886	39,560
Research, development and engineering (RD&E)	19,092	16,083
Restructuring and other charges (R&O)	1,529	3,335
Total operating expenses	62,507	58,978
Operating income	34,166	22,497
Interest expense	17,254	5,968
Loss on equity investments	155	2,404
Other loss, net	760	177
Income before taxes	15,997	13,948
Provision for income taxes	2,932	2,581
Net income	$13,065	$11,367

Earnings per share:
Basic	$0.39	$0.34
Diluted	$0.39	$0.34

Weighted average shares outstanding:
Basic	33,258	33,091
Diluted	33,575	33,302

Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Three Months Ended
	March 31, 2023	April 1, 2022
Cash flows from operating activities:
Net income	$13,065	$11,367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,126	22,542
Debt related charges included in interest expense	5,149	481
Inventory step-up amortization	—	798
Stock-based compensation	6,102	4,995
Non-cash lease expense	2,741	2,539
Non-cash loss on equity investments	155	2,404
Contingent consideration fair value adjustment	(265)	—
Other non-cash losses	(1,417)	1,328
Deferred income taxes	(5)	(709)
Changes in operating assets and liabilities:
Accounts receivable	(24,206)	(15,998)
Inventories	(17,016)	(20,153)
Prepaid expenses and other assets	1,657	(458)
Contract assets	(8,819)	(1,754)
Accounts payable	12,877	14,997
Accrued expenses and other liabilities	(7,773)	(5,851)
Income taxes payable	(183)	1,633
Net cash provided by operating activities	6,188	18,161
Cash flows from investing activities:
Acquisition of property, plant and equipment	(24,694)	(10,863)
Proceeds from sale of property, plant and equipment	—	465
Net cash used in investing activities	(24,694)	(10,398)
Cash flows from financing activities:
Principal payments of term loans	(390,938)	(3,813)
Proceeds from issuance of convertible notes, net of discount	486,250	—
Proceeds from revolving credit facility	208,689	15,000
Payments of revolving credit facility	(232,500)	(10,000)
Purchase of capped call transactions	(35,000)	—
Payment of debt issuance costs	(1,055)	—
Proceeds from the exercise of stock options	555	—
Tax withholdings related to net share settlements of restricted stock unit awards	(2,610)	(1,556)
Contingent consideration payments	—	(493)
Principal payments on finance leases	(275)	(166)
Net cash provided by (used in) financing activities	33,116	(1,028)
Effect of foreign currency exchange rates on cash and cash equivalents	1,722	1,048
Net increase in cash and cash equivalents	16,332	7,783
Cash and cash equivalents, beginning of period	24,272	17,885
Cash and cash equivalents, end of period	$40,604	$25,668

Table A: Net Income and Diluted EPS Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2023			April 1, 2022
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
Net income (GAAP)	$15,997	$13,065	$0.39	$13,948	$11,367	$0.34
Adjustments(a):
Amortization of intangible assets	12,924	10,216	0.30	11,604	9,172	0.28
Restructuring and restructuring-related charges(b)	1,805	1,396	0.04	1,753	1,347	0.04
Acquisition and integration costs(c)	382	270	0.01	1,936	1,535	0.05
Other general expenses(d)	83	59	—	296	229	0.01
Loss on equity investments	155	123	—	2,404	1,899	0.06
Loss on extinguishment of debt(e)	4,393	3,470	0.10	—	—	—
Medical device regulations(f)	502	395	0.01	110	87	—
Customer bankruptcy(g)	—	—	—	(189)	(149)	—
Inventory step-up amortization (COS)(h)	—	—	—	798	630	0.02
Tax adjustments(i)	—	66	—	—	(38)	—
Adjusted net income (non-GAAP)	$36,241	$29,060	0.87	$32,660	$26,079	0.78

Weighted average shares for adjusted diluted EPS		33,575			33,302

(a) The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment. Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses (“NOLs”). Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b) We initiate discrete restructuring programs primarily to realign resources to better serve our customers and markets, improve operational efficiency and capabilities, and lower operating costs or improve profitability. Depending on the program, restructuring charges may include termination benefits, contract termination, facility closure and other exit and disposal costs. Restructuring-related expenses are directly related to the program and may include retention bonuses, accelerated depreciation, consulting expense and costs to transfer manufacturing operations among our facilities.

(c) Acquisition and integration costs are incremental costs that are directly related to a business or asset acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration.

(d) Other general expenses are discrete transactions occurring sporadically and affect period-over-period comparisons. The expenses for the 2023 and 2022 periods primarily include severance, information technology systems conversion expenses, and expenses related to the restructuring of certain legal entities of the company.

(e) Loss on extinguishment of debt consists of accelerated write-offs of unamortized deferred debt issuance costs and discounts which are included in interest expense. The 2023 amount represents a write-off of unamortized deferred debt issuance costs and discounts in connection with the amendments to the credit agreement governing our credit facilities and repayment in full of our Term B Loan Facility.

(f) The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

(g) In November 2019, one of our customers, Nuvectra Corporation, filed a voluntary Chapter 11 bankruptcy petition (the “Customer Bankruptcy”). The 2022 amount is predominantly due to favorable settlements on supplier purchase order termination clauses and benefits recognized from the utilization or sale of previously reserved inventory.

(h) The accounting associated with our acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. The increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP financial measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.

(i) For the 2023 and 2022 periods, tax adjustments predominately related to acquired foreign tax credits, including utilization, changes to uncertain tax benefits and associated interest.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Table B: Adjusted Operating Income Reconciliations
(in thousands)

	Three Months Ended
	March 31, 2023	April 1, 2022
Operating income (GAAP)	$34,166	$22,497
Adjustments:
Amortization of intangible assets	12,924	11,604
Restructuring and restructuring-related charges	1,805	1,753
Acquisition and integration costs	382	1,936
Other general expenses	83	296
Medical device regulations	502	110
Customer bankruptcy	—	(189)
Inventory step-up amortization	—	798
Adjusted operating income (non-GAAP)	$49,862	$38,805

Table C: EBITDA Reconciliations
(in thousands)

	Three Months Ended
	March 31, 2023	April 1, 2022
Net income (GAAP)	$13,065	$11,367

Interest expense	17,254	5,968
Provision for income taxes	2,932	2,581
Depreciation	10,877	10,736
Amortization of intangible assets and financing leases	13,249	11,806
EBITDA (non-GAAP)	57,377	42,458
Stock-based compensation(a)	6,041	4,639
Restructuring and restructuring-related charges	1,805	1,753
Acquisition and integration costs	382	1,936
Other general expenses	83	296
Loss on equity investments	155	2,404
Medical device regulations	502	110
Customer bankruptcy	—	(189)
Inventory step-up amortization	—	798
Adjusted EBITDA (non-GAAP)	$66,345	$54,205

(a) Total stock-based compensation expense less amounts included in Restructuring and restructuring-related charges and Acquisition and integration costs.

Table D: Organic Sales Change Reconciliation (% Change)

	GAAP Reported Growth	Impact of Acquisitions and Foreign Currency(a)	Non-GAAP Organic Change
QTD Change (1Q 2023 vs. 1Q 2022)
Medical Sales
Cardio & Vascular	20.2%	2.5%	17.7%
Cardiac Rhythm Management & Neuromodulation	17.7%	—%	17.7%
Advanced Surgical, Orthopedics & Portable Medical	42.0%	—%	42.0%
Total Medical Sales	20.6%	1.3%	19.3%
Non-Medical Sales	63.4%	—%	63.4%
Total Sales	21.8%	1.3%	20.5%

(a) Sales have been adjusted to exclude the impact of foreign currency exchange rate fluctuations and acquisitions.

Table E: Net Total Debt Reconciliation
(in thousands)

	March 31, 2023	December 31, 2022
Total debt	$1,002,469	$925,261
Add: Unamortized discount and deferred debt issuance costs included above	16,571	5,977
Total principal amount of debt outstanding	1,019,040	931,238
Less: Cash and cash equivalents	40,604	24,272
Net Total Debt (non-GAAP)	$978,436	$906,966